Exhibit 10.24
                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective as of the 15th day of October, 2002, by I-TRAX HEALTH MANAGEMENT SOLUTIONS, INC., a Delaware corporation with its principal business offices located at One Logan Square, Suite 2615, 130 N. 18th Street, Philadelphia, Pennsylvania 19103 (the "Company"), and JOHN PALUMBO, an individual residing at 509 Hansen Drive, West Chester, PA 19380 ("Executive").

                  The Company desires to employ Executive, and Executive desires to be employed by the Company, commencing with the date hereof on the terms set forth herein.

                  In consideration of the mutual covenants and premises contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Employment. The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof and ending on the date which is the third (3rd) anniversary of the date hereof (such period being called the "Original Term"), unless sooner terminated in accordance with the provisions of Section 4 below. Upon the expiration of the Original Term, the term of the Executive's employment shall automatically extend for successive one-year periods (each such period, an "Additional Term") unless any such Additional Term is sooner terminated in accordance with the provisions of
Section 4 below or unless on or before ninety (90) days prior to the end of the Original Term or the then applicable Additional Term the Executive has notified the Company in writing that the Executive's employment under this Agreement will not be extended beyond the then current term.

      2. Title and Capacity. Executive shall serve as the Vice Chairman of the Company and shall perform the duties commensurate with such positions and such other duties as the Company's Board of Directors (the "Board") may determine. Executive shall devote attention and energies on a full-time basis to the above duties, and Executive shall not, during the term of this Agreement, actively engage in any other for profit business activity.

      3. Salary; Benefits.

                 3.1 Base Salary and Discretionary Compensation.

                                 (a) Executive shall receive a base salary at
the rate of $200,000 per annum and such discretionary stock options, if any, as the Compensation Committee of the Board (the "Compensation Committee") or the Board, in each case in its sole discretion, may determine. The base salary for any Additional Term, if any, shall be determined by mutual agreement of the Executive and the Compensation Committee or the Board.

                                 (b) Executive may earn a bonus under the
Company's Variable Compensation Program in the amount of up to $100,000 per calendar year beginning with calendar year 2003 if Executive achieves the goals established for Executive by the Compensation Committee for the applicable calendar year, which goals shall be reasonably acceptable to Executive.

                  3.2 Payment in Installments. Executive's annual base salary shall be paid in periodic installments in accordance with the Company's general payroll practices, after withholding for all federal, state and local taxes and required deductions. Any discretionary bonus or stock options shall be paid or granted at such time or times as determined by the Compensation Committee or the Board, in each case in its sole discretion.

                  3.3 Stock Options.

                                 (a) The parties hereto acknowledge that
effective as of the date hereof, Executive is receiving from the Company a grant of options to acquire 400,000 shares of the Company's Common

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Stock at an exercise price of $0.55 per share pursuant to the Company's 2001
Equity Compensation Plan (the "Plan Options"). The Plan Options shall be exercisable as follows: 180,000 shares on December 30, 2002; 73,333 on October 15, 2003; 18,333 shares on each of January 15, 2004, April 15, 2004, July 15,
2004, October 15, 2004, January 15, 2005, April 15, 2005, July 15, 2005 and
18,336 shares on October 15, 2005. Other than as set forth in this Section 3.3(a) and in Sections 5.3 and 5.5 below, the terms of the Plan Options shall, in all respects, be subject to the terms of the Option Agreement ("Plan Options Agreement") effective as of the date hereof between the Company and Executive. 100% of the Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement in the event of a "Change of Control," as such term is defined in the 2001 Equity Compensation Plan.

                                 (b) The parties hereto acknowledge that
effective as of the date hereof, Executive is receiving from the Company a grant of options to acquire 400,000 shares of the Company's Common Stock at an exercise price of $0.55 per share outside of any plan (the "Non-Plan Options"). The Non-Plan Options shall be exercisable as follows: 133,333 shares on October 15, 2003; 33,333 shares on each of January 15, 2004, April 15, 2004, July 15,
2004, October 15, 2004, January 15, 2005, April 15, 2005, July 15, 2005 and
33,336 shares on October 15, 2005. Other than as set forth in this Section 3.3(b) and in Sections 5.3 and 5.5 below, the terms of the Non-Plan Options shall, in all respects, be subject to the terms of the Option Agreement ("Non-Plan Options Agreement") effective as of the date hereof between the Company and Executive. 100% of the Non-Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Non-Plan Option Agreement in the event of a "Change of Control," as such term is defined in the 2001 Equity Compensation Plan.

                  3.4 Fringe Benefits. Executive shall be entitled during the term of this Agreement to participate in and receive only the rights and benefits available under any health, disability, life insurance, pension or other benefit plans now or hereafter provided by the Company for its employees. Executive shall be entitled to receive a car allowance of $500 per month.

                  3.5 Vacation. Executive shall be entitled to 20 days paid vacation per year to be taken at such times as may be approved by the Compensation Committee, the Board or any of their designees.

                  3.6 Reimbursement of Expenses. The Company shall reimburse Executive in accordance with the Company's policies and procedures for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board, the Compensation Committee or any of their designees.

      4. Employment Termination. The employment of Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  4.1 Expiration of Term. At the election of Executive upon the expiration of the Original Term or the then applicable Additional Term if Executive notified the Company pursuant to Section 1 above that Executive's employment under this Agreement will not be extended beyond the then current term for any reason whatsoever.

                  4.2 Cause. At the election of the Company, for "cause", immediately upon written notice by the Company to Executive. For the purposes of this Agreement, "cause" for termination shall be deemed to exist by reason of
(a) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (b) any breach of a fiduciary duty involving personal profit, (c) the willful failure of Executive to perform his duties hereunder, (d) Executive's willful misconduct, recklessness or gross negligence in the performance of his duties hereunder, (e) any action by Executive that violates Section 6 below, (f) repeated refusals by Executive to comply with the reasonable directives of the Board; provided, however, that the Company may terminate Executive's employment pursuant to Subsections 4.2(c), (e) or (f) above only after the failure by Executive to correct or cure, or to commence and continue to pursue the correction or curing of, such

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refusals within ten (10) days after receipt by Executive of written notice of the Board of each specific claim of any such refusal and to complete such correction or cure within forty-five (45) days after receipt of such notice.

                  4.3 Without Cause. At the election of the Company, at any time, upon thirty (30) days written notice for any reason whatsoever other than for cause.

                  4.4 Death or Disability. Upon the death of, or thirty (30) days after the disability of, Executive. As used in this Agreement, the term "disability" shall mean the inability of Executive, due to a physical or mental disability, to perform the services contemplated under this Agreement for a period of three (3) consecutive months or for a cumulative period of four (4) months within any six (6) consecutive months. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

                  4.5 Termination by Executive. At the election of Executive:
(a) at any time if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, as certified by a physician designated by Executive and reasonably acceptable to the Company; (b) for "good reason" upon delivery of written notice of such "good reason" to the Company; or (c) upon giving ninety
(90) days written notice of termination, which termination shall be deemed a breach by Executive of his obligations under this Agreement. For purposes of
Section 4.5(b) above, "good reason" shall mean (i) the failure by the Company to continue Executive in the position of Vice Chairman (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept); (ii) material diminution by the Board or a senior executive officer of the Company of Executive's responsibilities, duties or authority as Vice Chairman of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept) or assignment to Executive of any duties inconsistent with Executive's position as Vice Chairman of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept); (iii) failure by the Company to pay and provide to Executive the compensation provided in Section 3.1 above, which failure is not cured within thirty (30) days after written notice of such failure is delivered by Executive to the Company; (iv) requiring Executive to be permanently based anywhere other than within 25 miles of his present office location in Philadelphia, Pennsylvania (excluding business related travel); or (v) any other material breach of this Agreement by the Company, which breach is not cured within thirty (30) days after written notice of such breach is delivered by Executive to the Company.

      5. Effect of Termination.

                  5.1 Expiration of Term. In the event Executive's employment is terminated for any reason whatsoever pursuant to Section 4.1 above, the Company shall pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 above, pro rata through the last day of his actual employment by the Company.

                  5.2 Termination for Cause. In the event Executive's employment is terminated for cause pursuant to Section 4.2 above, the Company shall pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 above, pro rata through the last day of his actual employment by the Company.

                  5.3 Termination Without Cause. In the event Executive's employment is terminated for any reason whatsoever other than for cause pursuant to Section 4.3 above: (a) the Company shall pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 above, at such times and in such installments as would be the case if there had been no termination of employment pursuant to Section 4.3 above through the day which is the one year anniversary of Executive's last day of employment by the Company (such date, the "Cause Anniversary Date"); (b) on and as of the Cause Anniversary Date, Executive shall be excused from complying with the restrictive covenants set forth in Section 6.1 below; and (c) 100% of the Plan Options and the Non-Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement and the Non-Plan Option Agreement, as applicable. Executive hereby acknowledges and agrees that if Executive's employment is terminated without cause pursuant to
Section 4.3 above,

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then the payment in full of compensation and the provisions of the other rights described in this Section 5.3 shall represent the total obligation of the Company to Executive under this Agreement.

                  5.4 Termination for Death or Disability. In the event Executive's employment is terminated by death or because of disability pursuant to Section 4.4 above, the Company shall pay to the estate of Executive or to Executive, as the case may be, the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 above through the end of the month in which the termination of his employment because of death or disability occurs.

                  5.5 Termination by Executive. If Executive terminates this Agreement pursuant to Section 4.5(a) above, the Company shall pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 above through the date of termination. If Executive terminates this Agreement pursuant to Section 4.5(b) above: (a) the Company shall pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 above, at such times and in such installments as would be the case if there had been no termination of employment pursuant to Section 4.5(b) above through the day which is the one year anniversary of Executive's last day of employment by the Company (such date, the "Good Reason Anniversary Date");
(b) on and as of the Good Reason Anniversary Date, Executive shall be excused from complying with the restrictive covenants set forth in Section 6.1 below; and (c) 100% of the Plan Options and the Non-Plan Options shall immediately accelerate and be vested and exercisable in full in accordance with the terms of the Plan Option Agreement and the Non-Plan Option Agreement, as applicable. Executive hereby acknowledges and agrees that if Executive terminates this Agreement for good reason pursuant to Section 4.5(b) then the payment in full of compensation and the provisions of the other rights described in the preceding sentence shall represent the total obligation of the Company to Executive under this Agreement. If Executive terminates this Agreement pursuant to Section 4.5(c) above, the Company shall pay to Executive the base salary and benefits otherwise payable to him under Sections 3.1, 3.2 and 3.4 pro rata through the last day of his actual employment by the Company, and the Company shall have the right to assert a claim for damages caused to the Company by reason of Executive's termination in breach of his obligations under this Agreement.

      6. Non-Compete; Confidentiality.

                  6.1 During the Original Term and any Additional Term (regardless whether the Original Term or any Additional Term are terminated, under Section 4 above, prior to the scheduled expiration [i.e., the date to which such term would have continued if there had been no acceleration of the end of such term] of the relevant period) and for a period of one (1) year after the expiration thereof, Executive will not, directly or indirectly, including through an Affiliate (as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended), engage in the health care enterprise software and disease information management industry and such other activities in which the Company or any of its wholly owned entities are engaged in on the date hereof (the "Business") in the United States. For purposes of this Section 6, each of the following activities, without limitation, shall be deemed to constitute conducting the Business: engaging in, working with, maintaining an interest in (other than interests of less than 1% in companies with securities traded either on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or traded over-the-counter and quoted on the Bulletin Board), advising for a fee or other consideration, managing, operating, lending money to (other than loans by commercial banks), guaranteeing the debts or obligations of, or permitting one's name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or any other form of business organization, unincorporated organization or governmental entity (or any department, agency or subdivision thereof) (each, a "Person"), whether as principal, director, agent, shareholder, partner, employee, consultant, independent contractor or in any other manner whatsoever, any Person in the Business.

                  6.2 Executive also covenants and agrees that, during the Original Term and any Additional Term (regardless whether the Original Term or any Additional Term are terminated, under Section 4 above, prior to the scheduled expiration of the relevant period) and for a period of one (1) year after the expiration thereof, he will not, directly or indirectly, and no Person (including an Affiliate) over which he exercises control (whether as an officer, director, individual proprietor, holder of debt or equity securities, consultant, partner, member or otherwise) (i) solicit or engage or employ or otherwise enter into any agreement or understanding,

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written or oral, relating to the services of any Person who is known or should be known by Executive to be then employed or to have been employed within the preceding six (6) months by the Company or its Affiliates, (ii) take any action which could be reasonably expected to lead any Person to cease to deal with the Company or (iii) solicit the business of, enter into any written or oral agreement with or otherwise deal with any suppliers of goods, products, materials or services in competition with the Company or solicit the business of customers of the Company who were such at any time during the two (2) year period preceding the date hereof, except on behalf of businesses in which such party would then be permitted to engage directly without violating this Section 6.

                  6.3 Executive also covenants and agrees that, during the Original Term and any Additional Term (regardless whether the Original Term or any Additional Term are terminated, under Section 4, prior to the scheduled expiration of the relevant period) and for a period of five (5) years after the expiration thereof, Executive shall treat as trade secrets all Confidential Information (as hereinafter defined) known or acquired by him in the course of any affiliation Executive shall have had with the Company and will not disclose any Confidential Information to any Person not affiliated with the Company except as authorized in writing by the Company. The term "Confidential Information" shall mean: information relating to the relationship of the Company to its customers (including, without limitation, the identity of any customer), the research, design, development, manufacturing, marketing, pricing, costs, capabilities, capacities and business plans related to the Business, the financing arrangements of the Company, or the financial condition or prospects of the Company; inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, Software (as defined below) and customer and supplier lists and any other confidential information relating to the assets, condition or business of the Company. Notwithstanding the foregoing, Executive shall have no obligation with respect to (i) information disclosed to Executive by a Person who does not owe a duty of confidentiality to the Company or any Affiliate thereof; or (ii) information which is in the public domain and is readily available; or (iii) information where disclosure is required by law or is necessary in connection with a claim, dispute or litigation to which Executive is or becomes a party and the Company is given ten (10) business days prior written notice of the intent to make disclosure. For purposes hereof, "Software" shall mean all software owned, engineered, developed, licensed or sold by the Company, including the following:
(A) all modifications, enhancements, fixes, updates, upgrades, bypasses and work-arounds; (B) the source code and object code for any of the foregoing; and
(C) all operating systems, bridgeware, firmware, middleware or utilities.

                  6.4 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive acknowledges and agrees that a breach or threatened breach by Executive of the covenants contained in this Section 6 would cause the Company irreparable harm and that the extent of damages to the Company would be impossible to ascertain and that there is and will be available to the Company no adequate monetary damages or other remedy at law to compensate it in the event of any such breach. Consequently, Executive agrees that, in the event of a breach of any such covenant, in addition to any other relief to which the Company is or may be entitled, the Company shall be entitled, as a matter of course, to an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Executive, his or her employer, employees, partners, agents or any of them.

                  6.5 In the event it shall be determined by any arbitrator, court or governmental agency or authority that any provision of Section 6 is invalid by reason of the length of any period of time or the size of any area during or in which such provision is effective, such period of time or area shall be considered to be reduced to the extent required to cure such invalidity.

                  6.6 In the event that there should be a violation of the restrictions contained in Section 6.1, the duration of such restriction shall be extended for a period of time equal to the period of time during which such breach or breaches shall occur.

                  6.7 The existence of any claim or cause of action by Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions contained in this Section 6 above, but shall be litigated separately including, without limitation, any claim by Executive that Executive has not been terminated for cause pursuant to Section 4.2 above, unless the claim and defense arise out of the same event and joinder would be required.


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      7. Inventions, Patents and Intellectual Property.

                  7.1 Executive agrees that all inventions, discoveries, computer programs, data, Software, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) (individually, an "Invention," and collectively, "Inventions") related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by Executive, solely or jointly with others and whether during normal business hours or otherwise, during the Original Term, any Additional Term or thereafter if resulting or directly derived from Confidential Information, shall be the sole property of the Company. Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, the Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

                  7.2 Executive shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

      8. Return of Confidential Information. Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings or other written, photographic or other tangible material, in each event, containing Confidential Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

      9. Cooperation. At any time during the term of this Agreement or thereafter, Executive shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which Executive was involved during his employment by the Company. The Company shall reimburse Executive for reasonable expenses, if any, incurred in providing such assistance.

      10. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, and may be given by a party hereto by (a) personal service (effective upon delivery), (b) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (c) reputable overnight delivery service, charges prepaid (effective the next business day) or (d) telecopy or other means of electronic transmission (effective upon receipt of the telecopy or other electronic transmission in complete, readable form), if confirmed promptly by any of the methods specified in clauses subparagraphs (a)-(c) of this Section 10, to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

      11. Non-Disparagement. During the term of Executives's employment hereunder and for five (5) years thereafter, Executive shall not disparage, deprecate, or make any negative comment with respect to the Company or its Affiliates or their respective businesses, operations, or properties.

      12. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural and vice versa.

      13. Entire Agreement. This Agreement, the Plan Option Agreement, the Non-Plan Option Agreement and such other agreements, schedules and exhibits as are referenced therein or herein, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.


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      14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

      15. Governing Law; Consent to Jurisdiction.

                  15.1 This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding any contrary application of conflicts of laws principles.

                  15.2 Each party hereto consents to the jurisdiction of all Federal and State courts located in the Commonwealth of Pennsylvania which have jurisdiction over any disputes arising under this Agreement and agrees that service of process in any action or proceeding commenced in a court located in the Commonwealth of Pennsylvania may be made by written notice as provided in
Section 10 hereof.

      16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Executive are personal and shall not be assigned by him.

      17. Miscellaneous.

                  17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver or any right on any other occasion.

                  17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

                  17.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


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         IN WITNESS WHEREOF, the parties hereto,  intending to be legally bound, have executed this Agreement as of the day and year set forth above.

                                        COMPANY:

                                        I-TRAX HEALTH MANAGEMENT
                                        SOLUTIONS, INC.


                                        By:  /s/ Frank A. Martin
                                             ------------------------
                                            Name:  Frank A. Martin
                                            Title:


                                        Attest: /s/ Roseann Maillie
                                                ---------------------
                                            Name:  Roseann Maillie
                                            Title: Assistant Secretary


                                        EXECUTIVE:

Witness: /s/ Yuri Rozenfeld                  /s/ John Palumbo
         ------------------                  -----------------



                            JOINDER OF I-TRAX, INC.


      The undersigned I-trax, Inc., a Delaware corporation, hereby executes this Joinder to this Employment Agreement to guaranty and to act as a surety for the performance by I-trax Health Management Solutions, Inc. (the "Company") of all covenants and agreements of the Company made in the Employment Agreement; and

                  The undersigned intends to be legally bound hereby.

                                         I-TRAX, INC.

                                         By:  /s/ Frank A. Martin
                                              -------------------
                                         Name: Frank A. Martin
                                        Title: CEO


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